Exhibit 99.1

Nabriva Therapeutics Appoints Carrie Bourdow and Colin Broom to the Board

DUBLIN, Ireland, June 26, 2017 — Nabriva Therapeutics plc (NASDAQ:NBRV), a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, with a focus on the pleuromutilin class of antibiotics, today announced the appointment of  Carrie Bourdow, Senior Vice President and Chief Commercial Officer of Trevena, Inc., to the Company’s Board of Directors. With the completion of the Company’s redomicile from Austria to Ireland, Colin Broom, M.D., Chief Executive Officer of Nabriva will also join the Board of Directors.

“We are delighted to welcome Carrie and Colin to Nabriva’s Board,” said Daniel Burgess, Chairman of Nabriva’s Board and Venture Partner at SV Life Sciences. “Carrie and Colin join the Board at a pivotal in time the company’s evolution, in advance of its first Phase 3 clinical trial readout evaluating its lead compound, lefamulin. Lefamulin represents the first-ever pleuromutilin antibiotic for systemic administration in humans, and the first potential new class of antibiotics in development for community-acquired bacterial pneumonia in more than a decade. Colin’s proven track record in successful drug development and company leadership, coupled with Carrie’s marketing and commercialization expertise in anti-infectives, will be invaluable as the company prepares for the potential commercialization of this therapy.”

Ms. Bourdow has served as Senior Vice President and Chief Commercial Officer of Trevena since 2015. Previously, she was Vice President of Marketing, Reimbursement and Operations at Cubist Pharmaceuticals, Inc. Prior to joining Cubist, she spent more than 20 years at Merck & Co., Inc., where she held positions across several therapeutic areas including anti-infectives, acute heart failure and pain. Ms. Bourdow holds a B.A. degree from Hendrix College and earned her M.B.A. from Southern Illinois University.

“Nabriva has taken a unique, strategic approach to treating serious bacterial infections and I am honored to serve on its Board,” said Ms. Bourdow. “I look forward to collaborating with these exceptional leaders while providing commercial insight at such a critical stage of growth for this company.”

The appointees will serve alongside existing Board members, including Chairman Daniel Burgess of SV Life Sciences; Axel Bolte of HBM Partners; Mark Corrigan, M.D., former President and Chief Executive Officer of Zalicus, Inc.; Chau Quang Khuong of OrbiMed Advisors LLC; George Talbot, M.D., of Talbot Advisors LLC; Charles Rowland, former CEO of Aurinia Pharmaceuticals; and Stephen Webster, CFO of Spark Therapeutics.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infectives to treat serious bacterial infections, with a focus on the pleuromutilin class of antibiotics. Nabriva Therapeutics’ medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations of its lead product candidate. Nabriva Therapeutics’ lead product candidate, lefamulin, is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans. The Company believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in more than a decade. Lefamulin is currently being evaluated in two global, registrational Phase 3 clinical trials in patients with moderate to severe CABP. Nabriva Therapeutics believes lefamulin is well positioned for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and a favorable tolerability profile. Nabriva Therapeutics intends to further pursue development of lefamulin for additional indications, including the treatment of acute bacterial skin and skin structure infections (ABSSSI), and is developing a formulation of lefamulin appropriate for pediatric use.

Nabriva Therapeutics owns exclusive, worldwide rights to lefamulin, which is protected by composition of matter patents issued in the United States, Europe and Japan.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. All statements, other than statements of historical facts, contained in this press release, including statements regarding the development and potential commercialization of lefamulin, are forward-looking statements.

These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements relating to the development and potential commercialization of lefamulin to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate”, “assume”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “might”, “objective”, “plan”, “potential”, “predict”, “project”, “positioned”, “seek”, “should”, “target”, “will”, “would”, or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of these forward-looking statements include the statements made by Mr. Burgess. These forward-looking statements are based on current expectations, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. Additional information concerning these and other factors is contained in the filings made by Nabriva Therapeutics AG (“Nabriva AG”) with the Securities and Exchange Commission, including in its 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 24, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed on May 10, 2017. All forward-looking statements speak only as of the date of this communication. Neither Nabriva AG nor Nabriva Therapeutics assume any obligation, and disclaims any obligation, to update the information contained in this communication.

Nabriva Therapeutics Contacts:

INVESTORS

David Garrett

Vice President, Corporate Controller and

Head of Investor Relations

Nabriva Therapeutics plc

David.Garrett@nabriva.com

610-816-6657

MEDIA

Katie Engleman

Pure Communications, Inc.

Katie@purecommunicationsinc.com

910-509-3977